Incoming, Inc.
                          8300 N Hayden Road, Suite 207
                            Scottsdale, Arizona 85258
                              Phone: (480) 945-3477


July 9, 2008

U.S. Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:   Dana Brown, Division of Corporate Finance

Dear Sirs/Mesdames:

Re:      Incoming, Inc. - Registration Statement on Form S-1
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         Amendment No.1 - File No. 333-152012
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Further to your letter dated July 9, 2008  concerning  the  deficiencies  in our registration statement on Form S-1, we provide the following responses:

Signatures
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1.   Your registration  statement must be signed by your controller or principal accounting officer. No person with either title has signed the registration statement. Please revise.

     The company's Chief Financial Officer (Principal Accounting Officer and Financial Officer) Ms.Elena Djafarova has signed our registration statement on Form S-1. We have revised the signature page accordingly.


Yours truly,

/s/ Yury Nesterov
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Incoming, Inc.
Yury Nesterov, President